                                                                    Exhibit 99.1



Christopher J. Reinhard                          Audra Nass
Chief Operating and Financial Officer            Nass Communications Group
Direct Dial:  (858) 794-3420                     Direct Dial: (415) 431-1747


FOR IMMEDIATE RELEASE

        COLLATERAL THERAPEUTICS ANNOUNCES $33.9 MILLION PRIVATE PLACEMENT


     SAN DIEGO, California - August 12, 1999 -- Collateral Therapeutics, Inc. (Nasdaq: CLTX) today announced the completion of a $33.9 million private placement covering the sale of 2,150,000 shares of unregistered common stock to selected institutional and accredited investors. The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective Registration Statement or exemption from registration requirements.

     The net proceeds of this financing are intended to be used to accelerate development of Collateral's non-surgical gene therapy product candidates for cardiovascular disease and to provide additional working capital for other corporate purposes.

     Statements in this press release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. There can be no assurance that Collateral Therapeutics will be able to commercially develop cardiovascular gene therapy products and that necessary regulatory approvals will be obtained or that any clinical trials will be successful. The actual results may differ from those described in this press release due to risks and uncertainties that exist in the Company's operations and business environment, including, without limitation, the Company's early stage of product development and of gene therapies, its dependence upon proprietary technology, current competition, history of operating losses and accumulated deficits, the Company's reliance on collaborative relationships, and uncertainties related to clinical trials, safety, efficacy, the ability to obtain the appropriate regulatory approvals, patent protection, market acceptance, as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.